Exhibit 99.23

Hydromer, Inc. Announces a Non-Leaching Anti-Thrombogenic Coating for Evaluation

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Oct. 26, 2006--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX), a New Jersey biotech company, has developed an anti-thrombogenic polymer coating complex (F202) that minimizes blood coagulation. The surface bonding capabilities of the F202 polymer, which maintains long-term non-leaching properties, are outstanding on a wide variety of medical materials such as cardiovascular devices and stents, hemodialysis equipment and intravenous catheters. Hydromer will provide a dossier of data obtained to date to companies interested in investigating the potential applications and the performance of this new polymer, along with test methods used. Hydromer will be seeking medical device manufacturers who will enter into confidentiality agreements with non-analysis restrictions, submit their device samples for trial coating and provide feedback to Hydromer. Hydromer expects this evaluation phase to help explore the capabilities of this potentially new ground breaking technology. The Company expects to file a patent application shortly with the U.S. Patent Office on this new technology. This release is not to be construed as an offer to sell any products or license any art based on this new technology.

    This release contains forward-looking statements, including statements regarding Hydromer's developments in biopolymer molecular entities. These statements are subject to various risks and uncertainties that could cause actual evaluations of this polymer to differ from those anticipated. Clients, potential clients and investors are cautioned not to place undue reliance on any forward-looking statements in this release, and are strongly encouraged to review Hydromer's Annual Report on Form 10-KSB for the year ended June 30, 2006, which is on file with the Securities and Exchange Commission.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Manfred F. Dyck, 908-722-5000
             President and CEO